Exhibit 99.1

The Goldman Sachs Group, Inc.  |  200 West Street  |  New York, New York 10282

GOLDMAN SACHS ANNOUNCES A SETTLEMENT IN PRINCIPLE WITH THE RMBS WORKING GROUP

NEW YORK, January 14, 2016 — The Goldman Sachs Group, Inc. (NYSE: GS) today announced that it has reached an agreement in principle to resolve the ongoing investigation of the Residential Mortgage-Backed Securities Working Group of the U.S. Financial Fraud Enforcement Task Force (RMBS Working Group).

The agreement in principle will resolve actual and potential civil claims by the U.S. Department of Justice, the New York and Illinois Attorneys General, the National Credit Union Administration (as conservator for several failed credit unions) and the Federal Home Loan Banks of Chicago and Seattle, relating to the firm’s securitization, underwriting and sale of residential mortgage-backed securities from 2005 to 2007.

The agreement in principle will reduce earnings for the fourth quarter of 2015 by approximately $1.5 billion on an after-tax basis.

Under the terms of the agreement in principle, the firm will pay a $2.385 billion civil monetary penalty, make $875 million in cash payments and provide $1.8 billion in consumer relief. The consumer relief will be in the form of principal forgiveness for underwater homeowners and distressed borrowers; financing for construction, rehabilitation and preservation of affordable housing; and support for debt restructuring, foreclosure prevention and housing quality improvement programs, as well as land banks.

Lloyd C. Blankfein, Chairman and Chief Executive Officer of The Goldman Sachs Group, Inc., stated, “We are pleased to have reached an agreement in principle to resolve these matters.”

The agreement in principle is subject to the negotiation of definitive documentation, and there can be no assurance that the firm, the U.S. Department of Justice and the other applicable governmental authorities will agree on the definitive documentation.

The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Media Contact: Jake Siewert Tel: 212-902-5400	|	Investor Contact: Dane Holmes Tel: 212-902-0300

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, certain of which, by their nature, are inherently uncertain and outside the firm’s control. The firm has included in this press release, and directors, officers and employees of the firm may provide, information about the agreement in principle to resolve the RMBS Working Group investigation and its impact on the firm’s results of operations, financial condition and cash flows. The statements with respect to the agreement in principle, including the reduction in earnings for the fourth quarter of 2015, are forward-looking statements, based on the firm’s current expectations regarding the ultimate terms of the definitive settlement documentation. Accordingly, the effects of the definitive settlement, as well as the firm’s ability to negotiate definitive documentation for the settlement, may change, possibly materially, from what is currently expected. For a discussion of some of the other risks and important factors that could affect the firm’s results of operations, financial condition and cash flows, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2014.